Exhibit 99.1

August 1, 2018	Edward Vallejo
Vice President, Investor Relations
856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications and Federal Affairs
856-309-4546
maureen.duffy@amwater.com
AMERICAN WATER REPORTS SECOND QUARTER 2018 RESULTS

•	Second quarter 2018 diluted earnings per share (GAAP) $0.91 compared to $0.73 in the second quarter of 2017

•
Second quarter 2018 adjusted diluted earnings per share was $0.83 (non-GAAP measure) an increase of 13.7 percent, excluding the benefit from an insurance settlement related to the Freedom Industries chemical spill

•	Achieved strong results in both the Regulated Businesses and the Market-Based Businesses

•	Completed Pivotal Home Solutions acquisition in our Market-Based Businesses

•	Affirmed 2018 earnings guidance range
VOORHEES, N.J., August 1, 2018 - American Water Works Company, Inc. (NYSE: AWK) today reported results for the quarter ended June 30, 2018.
“American Water employees delivered a strong second quarter with 2018 adjusted earnings per share up 13.7 percent compared to last year. Our second quarter results demonstrate that we continue to grow our business through the consistent execution of our strategies,” said Susan Story, president and chief executive officer of American Water.
“We saw strong growth in both our Regulated and Market-Based Businesses in the second quarter. We invested a total of $1.1 billion, with $713 million invested in our Regulated Businesses to ensure safe and reliable service, and $363 million to close on the Pivotal Home Solutions addition to our legacy Homeowner Services Group in our Market-Based Businesses.
“Our Regulated Businesses added 10,300 customers to date through closed acquisitions and organic growth. We also recently announced an agreement to acquire the Exeter Township Wastewater System in Pennsylvania with 9,000 customer connections, as well as the Roxbury Water System in New Jersey with 3,900 customer connections. We look forward to welcoming and serving these new customers in the coming months. Notably, we received the final approval of our global settlement for Freedom Industries by the U.S. District Court, and settled with our final insurance carrier.
“In addition to the acquisition of Pivotal Home Solutions, we announced on July 5 that we had entered into an agreement for the majority of our Contract Services Group to be sold to Veolia North America. We have already closed on 17 of the 23 contracts, with the remainder to close by the end of the year. These efforts reflect the continued optimization of our Market-Based Businesses segment.
“We remain on track to meet our long term compound annual earnings growth outlook in the top half of the 7-10 percent range and we are affirming our 2018 earnings guidance to a non-GAAP range of $3.22 to $3.32 per diluted share,” added Story.

PRESS RELEASE	1	www.amwater.com

Consolidated Results
The Company's three and six months ended results are included in the table below.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Diluted earnings per share (GAAP):
Net income attributable to common stockholders	$0.91	$0.73	$1.50	$1.26

Non-GAAP adjustment:
Impact of Freedom Industries settlement activities	(0.11)	—	(0.11)	—
Income tax impact	0.03	—	0.03	—
Total net non-GAAP adjustment	(0.08)	—	(0.08)	—

Adjusted diluted earnings per share (non-GAAP)	$0.83	$0.73	$1.42	$1.26
In the second quarter 2018, the global settlement related to the Freedom Industries chemical spill class action litigation in West Virginia received final court approval and the Company settled with its remaining general liability insurance carrier relating to this matter resulting in a benefit to the Company of $20 million, or $0.08 per diluted share. Consistent with all other elements of the global settlement, this benefit is shown as a non-GAAP adjustment.
Adjusted earnings were $0.83 per diluted share (a non-GAAP measure) for the second quarter 2018, an increase of $0.10 per diluted share, or 13.7 percent, over the same period in 2017. This increase was from growth in our Regulated and Market-Based Businesses. Net income from the Regulated Businesses increased $0.08 per diluted share or 10.3 percent from increases in authorized revenue driven by capital investments, acquisitions and organic growth. Net income from the Market-Based Businesses increased $0.02 per diluted share, primarily from stronger results in the Homeowner Services Group.
For the first six months of 2018, adjusted earnings were $1.42 per diluted share, an increase of $0.16 per diluted share, or 12.7 percent, over the same period in 2017. Net income from the Regulated Businesses increased $0.13 per diluted share or 9.9 percent from increases in authorized revenue driven by capital investments, acquisitions and organic growth. Net income from the Market-Based Businesses increased $0.05 per diluted share, primarily from stronger results in the Homeowner Services Group and lower taxes and the parent company decreased $0.02 primarily from the lower tax shield on interest expense.
For the first six months of 2018, the company made capital investments of approximately $1.1 billion, including $713 million dedicated primarily to improving infrastructure in the Regulated Businesses, $363 million for the Pivotal acquisition, and $14 million for regulated acquisitions. American Water plans to invest in the range of $2.0 billion to $2.1 billion, including the acquisition of Pivotal Home Solutions (“Pivotal”), across its footprint in 2018.
Regulated Businesses

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Net income (GAAP)	$167	$140	$271	$234
Non-GAAP adjustment:
Impact of Freedom Industries settlement activities	(20)	—	(20)	—
Income tax impact	5	—	5	—
Net non-GAAP adjustment	(15)	—	(15)	—

Adjusted net income (non-GAAP)	$152	$140	$256	$234
In the second quarter of 2018, GAAP net income in the Regulated Businesses was $167 million, compared to $140 million for the same period in 2017.

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The 2018 GAAP net income includes an after-tax benefit of $15 million from the insurance settlement related to the Freedom Industries chemical spill discussed above and is reflected as a non-GAAP adjustment.
In the second quarter of 2018, adjusted net income in the Regulated Businesses was $152 million, compared to $140 million for the same period in 2017. Regulated revenue decreased approximately $2 million driven by a $35 million increase from additional authorized revenue and surcharges to support infrastructure investments, acquisitions, and organic growth that was more than offset by the $38 million impact of the lower federal tax rate under the Tax Cut and Jobs Act (the "TCJA") expected to benefit customers. The company had higher production expense of $3 million due mainly to purchased water price and usage increases in our California subsidiary and higher O&M expense of $8 million to support regulated growth. In addition, depreciation expense increased $4 million from infrastructure investment growth. Income taxes were lower by $31 million from the lower federal tax rate under the TCJA.
For the first six months of 2018, adjusted net income in the Regulated Businesses was $256 million, compared to $234 million for the same period in 2017. Regulated revenue increased $5 million driven by a $75 million increase from additional authorized revenue and surcharges to support infrastructure investments, acquisitions, and organic growth; largely offset by $70 million resulting from the lower federal tax rate under the TCJA that is expected to benefit customers. The Company had higher production expense of $9 million due mainly to purchased water price and usage increases in our California subsidiary and O&M increased $23 million to support regulated acquisition and other growth, as well as higher main breaks from the harsh frigid weather conditions across several regulated states during the first quarter of 2018. In addition, depreciation expense increased $9 million from infrastructure investment growth. Income taxes were lower by $53 million as a result of the lower federal tax rate under the TCJA.
Through June 30, 2018, the company received additional annualized revenues of approximately $95 million from general rate cases and approximately $15 million from infrastructure surcharges. The company is awaiting final orders for general rate cases in four states and filed infrastructure surcharge in one, for a total annualized revenue request of approximately $169 million, adjusted for certain impacts of the TCJA. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary.
For the 12-month period ended June 30, 2018, the company's adjusted regulated O&M efficiency ratio (a non-GAAP financial measure) improved to 35.3 percent, compared to 36.3 percent for the 12-month period ended June 30, 2017. For period-to-period comparability purposes, both of these ratios present the estimated impact of the TCJA on operating revenues for the Regulated Businesses on a pro forma basis, as if the lower federal corporate income tax rate had been in effect for these periods. By reducing O&M expense as a proportion of revenue, American Water is able to make investments in needed capital improvements without significantly impacting customer bills.
Market-Based Businesses
On June 4, 2018, American Water completed the acquisition of Pivotal, for $363 million, including estimated working capital.
In the second quarter of 2018, net income in the Market-Based Businesses was $13 million, compared to $9 million for the same period in 2017. The increase was primarily driven by growth in the Homeowner Services Group through customer growth and cost management and the impact of the lower federal income tax rate under the TCJA.
For the first six months of 2018, net income in the Market-Based Businesses was $25 million, compared to $15 million for the same period in 2017. The increase was primarily driven by growth in the Homeowner Services Group through customer growth and cost management and the impact of the lower federal income tax rate under the TCJA.
On July 5, 2018, the Company entered into an agreement for the sale of the majority of our Contract Services Group to subsidiaries of Veolia Environnement for $27 million. The sale agreement includes the transfer of 23 of our Contract Services Group’s 33 O&M contracts, of which 17 have closed and the remainder are expected to close by year end.
Dividends
On July 27, 2018, American Water’s board of directors declared a quarterly cash dividend payment of $0.455 per share of common stock, payable on September 4, 2018, to all stockholders of record as of August 10, 2018.

PRESS RELEASE	3	www.amwater.com

2018 Earnings Guidance
American Water is providing its 2018 earnings guidance GAAP range of $3.30 - $3.40 per diluted share, which includes an $0.08 per diluted share benefit of the company's settlement with its general liability insurance carrier relating the Freedom Industries chemical spill class action litigation in West Virginia. Excluding this benefit, the company affirms its 2018 earnings guidance to a non-GAAP range of $3.22 - $3.32 per diluted share. The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).
Non-GAAP Financial Measures
This press release includes presentations of adjusted net income, as well as adjusted earnings per diluted share both as historical financial information and as earnings guidance (“Adjusted EPS”). These items constitute “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures are derived from American Water’s consolidated financial information but are not presented in its financial statements prepared in accordance with GAAP. Each of adjusted net income and Adjusted EPS is defined as GAAP net income and earnings per diluted common share, respectively, excluding the impact in the second quarter of 2018 of the insurance settlement related to the Freedom Industries chemical spill. These non-GAAP financial measures supplement the company’s GAAP disclosures and should not be considered as an alternative to the GAAP measure.
Management believes that the presentation of these non-GAAP financial measures are useful to American Water’s investors because they provide an indication of its baseline performance excluding items that are not considered by management to be reflective of ongoing operating results. Although management uses these non-GAAP financial measures internally to evaluate American Water’s results of operations, management does not intend results excluding the adjustment to represent results as defined by GAAP, and the reader should not consider them as indicators of performance. The company’s definition of adjusted net income or Adjusted EPS may not be comparable to the same or similar measures used by other companies, and, accordingly, these non-GAAP financial measures may have significant limitations on their use.
Set forth in this release is a table that reconciles adjusted net income, as well as Adjusted EPS, both for historical and guidance purposes, to the most directly comparable GAAP financial measure.
This press release also includes a presentation of adjusted Regulated O&M efficiency ratio, which, in addition to the pro forma adjustment for the impact of the TCJA, excludes from its calculation estimated purchased water revenues and purchased water expenses, the impact of certain Freedom Industries, Inc. chemical spill settlement activities recognized in 2016, 2017 and 2018, and the allocable portion of non-O&M support services costs, mainly depreciation and general taxes. This item constitutes a “non-GAAP financial measure” under SEC rules. This item is derived from American Water's consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. This non-GAAP financial measure supplements and should be read in conjunction with the company's GAAP disclosures and should not be considered as an alternative to any GAAP measure.
Management believes that the presentation of this measure is useful to investors because it provides a means of evaluating the company's operating performance without giving effect to items that are not reflective of management's ability to increase efficiency of the company's regulated operations. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company's historical results, exclusive of estimated revenues and expenses related to purchased water, the Freedom Industries chemical spill settlement activities and the allocable portion of non-O&M support services costs. The company's definition of this metric may not be comparable to the same or similar measures used by other companies, and, accordingly, this non-GAAP financial measure may have significant limitations on its use.
Set forth in this release is a table that reconciles each of the components used to calculate adjusted O&M efficiency ratio to the most directly comparable GAAP financial measure.
Second Quarter 2018 Earnings Conference Call
The second quarter 2018 earnings conference call will take place on Thursday, August 2, 2018, at 9 a.m. Eastern Daylight Time. Interested parties may listen to an audio webcast on the Investor Relations homepage at ir.amwater.com. Presentation slides that will be used in conjunction with the earnings conference call will also be made available online. The company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.

PRESS RELEASE	4	www.amwater.com

Following the earnings conference call, an audio archive of the call will be available through August 9, 2018. U.S. callers may access the audio archive toll-free by dialing 1-877-344-7529. International callers may listen by dialing 1-412-317-0088. The access code for replay is 10122331. The audio webcast will be available on American Water's investor relations homepage at ir.amwater.com through September 2, 2018. After that, the archived webcast will be available for one year at ir.amwater.com/event-replays.
About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly-traded water and wastewater utility company. The company employs more than 7,100 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to over 14 million people in 45 states and Ontario, Canada. More information can be found by visiting amwater.com and follow American Water on Twitter, Facebook and LinkedIn.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release including, without limitation, 2018 earnings guidance, the outcome of pending acquisition activity and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results of levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness and outcome of regulatory commissions’ actions concerning rates, capital structure, authorized return on equity, capital investment, permitting, and other decisions; changes in laws, governmental regulations and policies, including environmental, health and safety, water quality, and public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections; potential costs and liabilities of American Water for environmental laws and similar matters resulting from, among other things, water and wastewater service provided to customers, including, for example, water management solutions focused on customers in the shale natural gas exploration and production market; the outcome of litigation and similar government actions, including matters related to the Freedom Industries chemical spill in West Virginia and the approved global class action settlement agreement related to this chemical spill; weather conditions, and events, climate change patterns, and natural disasters, including drought or abnormally high rainfall, strong winds, coastal and intercoastal flooding, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms and solar flares; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; its ability to appropriately maintain current infrastructure, including its operational and information technology (“IT”) systems, and manage the expansion of its business; its ability to obtain permits and other approvals for projects; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; the intentional or unintentional acts of a third party, including contamination of its water supplies or water provided to its customers; exposure or infiltration of its critical infrastructure, operational technology and IT systems, including the disclosure of sensitive or confidential information contained therein, through physical or cyber-attacks or other disruptions; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully meet growth projections and capitalize on growth opportunities, including its ability to, among other things, acquire, close and successfully integrate regulated operations and Market-based businesses, enter into contracts and other agreements with, or otherwise obtain, new customers in the Market-based businesses, and realize anticipated benefits and synergies from new acquisitions; cost overruns relating to improvements in or the expansion of its operations; its ability to maintain safe work sites; risks and uncertainties associated with contracting with the U.S. government, including ongoing compliance with applicable government procurement and security regulations; changes in general economic, political, business and financial market conditions; access to sufficient capital on satisfactory terms and when and as needed to support operations and capital expenditures; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on its current or future debt that could increase its financing costs or funding requirements or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase its financing costs and funding requirements; changes in Federal or state income, general and other tax laws, including tax reform, the availability of tax credits and tax abatement programs, and the ability to utilize its U.S. and state net operating loss carryforwards; migration of customers into or out of its service territories; the use by municipalities of the power of eminent domain or other authority to condemn its systems; difficulty in obtaining, or the inability to obtain,

PRESS RELEASE	5	www.amwater.com

insurance at acceptable rates and on acceptable terms and conditions; its ability to retain and attract qualified employees; labor actions including work stoppages and strikes; the incurrence of impairment charges related to American Water’s goodwill or other assets; civil disturbances, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts; and the impact of new accounting standards or changes to existing standards.
These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above and the risk factors included in the company’s annual and quarterly SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements speak only as of the date of this press release. The company does not have or undertake any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as otherwise required by the Federal securities laws. Furthermore, it may not be possible to assess the impact of any such factor on the company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

PRESS RELEASE	6	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Operating revenues	$853	$844	$1,614	$1,600
Operating expenses:
Operation and maintenance	348	347	695	681
Depreciation and amortization	134	126	263	250
General taxes	69	63	139	131
Gain on asset dispositions and purchases	—	(2)	(2)	(2)
Total operating expenses, net	551	534	1,095	1,060
Operating income	302	310	519	540
Other income (expense):
Interest, net	(86)	(85)	(170)	(170)
Non-operating benefit costs, net	2	(2)	5	(5)
Other, net	4	3	8	6
Total other income (expense)	(80)	(84)	(157)	(169)
Income before income taxes	222	226	362	371
Provision for income taxes	60	95	94	147
Net income attributable to common stockholders	$162	$131	$268	$224

Basic earnings per share: (a)
Net income attributable to common stockholders	$0.90	$0.74	$1.50	$1.26
Diluted earnings per share: (a)
Net income attributable to common stockholders	$0.91	$0.73	$1.50	$1.26
Weighted-average common shares outstanding:
Basic	179	178	179	178
Diluted	179	179	179	179
Dividends declared per common share	$0.455	$0.415	$0.455	$0.42

(a)	Amounts may not calculate due to rounding.

PRESS RELEASE	7	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	June 30, 2018	December 31, 2017
ASSETS
Property, plant and equipment	$22,361	$21,716
Accumulated depreciation	(5,584)	(5,470)
Property, plant and equipment, net	16,777	16,246
Current assets:
Cash and cash equivalents	68	55
Restricted funds	27	27
Accounts receivable, net	324	272
Unbilled revenues	212	212
Materials and supplies	42	41
Other	160	113
Total current assets	833	720
Regulatory and other long-term assets:
Regulatory assets	1,069	1,061
Goodwill	1,621	1,379
Intangible assets	101	9
Other	70	67
Total regulatory and other long-term assets	2,861	2,516
Total assets	$20,471	$19,482

PRESS RELEASE	8	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	June 30, 2018	December 31, 2017
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock ($0.01 par value, 500,000,000 shares authorized, 185,173,388 and 182,508,564 shares issued, respectively)	$2	$2
Paid-in-capital	6,637	6,432
Accumulated deficit	(537)	(723)
Accumulated other comprehensive loss	(69)	(79)
Treasury stock, at cost (4,683,156 and 4,064,010 shares, respectively)	(297)	(247)
Total common stockholders' equity	5,736	5,385
Long-term debt	6,345	6,490
Redeemable preferred stock at redemption value	7	8
Total long-term debt	6,352	6,498
Total capitalization	12,088	11,883
Current liabilities:
Short-term debt	1,649	905
Current portion of long-term debt	364	322
Accounts payable	139	195
Accrued liabilities	530	630
Taxes accrued	48	33
Interest accrued	69	73
Other	152	167
Total current liabilities	2,951	2,325
Regulatory and other long-term liabilities:
Advances for construction	263	271
Deferred income taxes, net	1,617	1,551
Deferred investment tax credits	22	22
Regulatory liabilities	1,713	1,664
Accrued pension expense	397	384
Accrued post-retirement benefit expense	38	40
Other	84	66
Total regulatory and other long-term liabilities	4,134	3,998
Contributions in aid of construction	1,298	1,276
Commitments and contingencies
Total capitalization and liabilities	$20,471	$19,482

PRESS RELEASE	9	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Adjusted Regulated Operation and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)
In millions

	For the Twelve Months Ended June 30,
(In millions)	2018	2017
Total operation and maintenance expenses (a)	$1,383	$1,487
Less:
Operation and maintenance expenses—Market-Based Businesses	334	351
Operation and maintenance expenses—Other (a)	(40)	(37)
Total operation and maintenance expenses—Regulated Businesses (a)	1,089	1,173
Less:
Regulated purchased water expenses	133	123
Allocation of non-operation and maintenance expenses	29	27
Impact of Freedom Industries settlement activities (b)	(42)	65
Adjusted operation and maintenance expenses—Regulated Businesses (i)	$969	$958

Total operating revenues	$3,371	$3,332
Less:
Pro forma adjustment for impact of the TCJA (c)	87	164
Total pro forma operating revenues	3,284	3,168
Less:
Operating revenues—Market-Based Businesses	430	428
Operating revenues—Other	(22)	(22)
Total pro forma operating revenues—Regulated Businesses	2,876	2,762
Less:
Regulated purchased water revenues (d)	133	123
Adjusted pro forma operating revenues—Regulated Businesses (ii)	$2,743	$2,639

Adjusted O&M efficiency ratio—Regulated Businesses (i) / (ii)	35.3%	36.3%

NOTE	The adjusted O&M efficiency ratio previously reported for the twelve months ended June 30, 2017 was 34.5%, which did not include the adjustments for the items discussed in footnotes (a) and (c) below.

(a)
Includes the impact of the Company’s adoption of ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit, on January 1, 2018.

(b)	Includes the impact of the binding global agreement in principle to settle claims in 2016, and settlements with two of our general liability insurance carriers in 2017 and 2018.

(c)
Includes the estimated impact of the TCJA on operating revenues for our Regulated Businesses for all periods presented prior to January 1, 2018, as if the lower federal corporate income tax rate was in effect for these periods.

(d)	The calculation assumes regulated purchased water revenues approximate regulated purchased water expenses.

PRESS RELEASE	10	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Adjusted Earnings Guidance Range (A Non-GAAP, unaudited measure)

	2018
	Low End	High End
Earnings Guidance Range (GAAP)	$3.30	$3.40
Non-GAAP Adjustments:
Impact of Freedom Industries settlement activities	(0.11)	(0.11)
Income tax impact	0.03	0.03
Net non-GAAP adjustment	(0.08)	(0.08)

Adjusted Earnings Guidance Range (non-GAAP)	$3.22	$3.32

PRESS RELEASE	11	www.amwater.com